Exhibit 10.1

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK

JAMES MCKENNA, Plaintiff, -against- FORWARD INDUSTRIES, INC., a New York Corporation; FRANK LAGRANGE JOHNSON; ROBERT GARRETT; OWEN P.J. KING; TIMOTHY GORDON; and JOHN F. CHISTE, Defendant.	) ) ) ) ) ) ) ) ) ) ) )	Civil Action No. 14-Civ.-6944 (RA/FM)

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT ("Agreement") is made and entered into as of February 14, 2015, by and between James McKenna ("McKenna"), on the one hand, and Forward Industries, Inc. (“Forward”), on the other hand.  All of the above parties are sometimes referred to herein individually as “a Party” and collectively as “the Parties.”

RECITALS

 WHEREAS, McKenna, Forward, Frank LaGrange Johnson (“Johnson”), Robert Garrett (“Garrett”), Owen P.J. King (“King”), Timothy Gordon (“Gordon”), and John F. Chiste (“Chiste”) (Forward, Johnson, Garrett, King, Gordon and Chiste are collectively, the “Forward Parties”) are parties to a civil lawsuit, entitled James McKenna v. Forward Industries, Inc., a New York Corporation; Frank LaGrange Johnson; Robert Garrett; Owen P.J. King; Timothy Gordon; and John F. Chiste, Civil Action No. 14-CV-6944 (RA/FM), pending in the United States District Court for the Southern District of New York (the “Action”);

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WHEREAS, McKenna alleges in the Action that he was improperly terminated on August 19, 2014 as Chief Financial Officer of Forward by certain now former members of Forward’s Board of Directors, namely Johnson, Garrett, King, Gordon, and Chiste;

WHEREAS, the Parties to this Agreement, without admitting liability or wrongdoing, believe it is in their mutual best interest to settle, resolve, discharge and release any and all disputes or potential disputes arising out of or related in any way to the Action without a trial, upon the terms and conditions set forth below;

WHEREAS, the Parties believe that the terms and conditions of this Agreement are fair and reasonable, and the result of an arm’s-length, bargained-for exchange;

WHEREAS, the Parties are entering into this Agreement to avoid further expense, inconvenience and delay, to avoid potentially burdensome and protracted litigation, and to resolve forever any and all claims that were asserted or could have been asserted by any of them regarding the Action;

NOW, THEREFORE, in consideration of the recitals above and the mutual promises, representations, and warranties set forth herein and for other good and valuable consideration set forth below, the receipt and sufficiency of which is hereby acknowledged and shall be conclusively presumed, the Parties hereby agree as follows:

TERMS AND CONDITIONS

  Obligations to McKenna.

  Payment.  Forward shall pay McKenna the following:

  A cash payment of THREE HUNDRED FIFTEEN THOUSAND  DOLLARS ($315,000), less all deductions authorized or required by law (including withholding taxes), which is equal to eighteen (18) months’ salary at the rate specified in McKenna’s Amended Employment Agreement signed between Forward and McKenna and dated October 26, 2012 (“Amended Employment Agreement”), Section 3(a), paid out as follows:

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  On or within five (5) business days after the Stipulation and Order of Dismissal is entered, a payment of ONE HUNDRED FIVE THOUSAND DOLLARS ($105,000), less all deductions authorized or required by law (including withholding taxes), which is equal to six (6) months’ salary; and

  Subject to the ADEA Release (as defined below) becoming effective and irrevocable pursuant to Section 4(b), the remainder of the total sum, TWO HUNDRED TEN THOUSAND DOLLARS ($210,000), less all deductions authorized or required by law (including withholding taxes), to be paid in twelve (12) installment payments as follows:

DATE OF PAYMENT	AMOUNT OF PAYMENT (In each case less all deductions authorized or required by law
4/1/15	$17,500.00
5/1/15	$17,500.00
6/1/15	$17,500.00
7/1/15	$17,500.00
8/1/15	$17,500.00
9/1/15	$17,500.00
10/1/15	$17,500.00
11/1/15	$17,500.00
12/1/15	$17,500.00
1/1/16	$17,500.00
2/1/16	$17,500.00
3/1/16	$17,500.00
TOTAL	$210,000

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  On or within five (5) business days after the Stipulation and Order of Dismissal is entered, reimbursement of McKenna’s legal fees incurred pursuant to his prosecution of the Action in the amount of TWO HUNDRED THIRTY FOUR THOUSAND ONE HUNDRED FIFTY DOLLARS ($234,150) (as of the most recent billing period), but not to exceed TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) for which a Form 1099 will be issued;

  On or within five (5) business days after the Stipulation and Order of Dismissal is entered, payment in the amount of ONE HUNDRED TWO THOUSAND SEVEN HUNDRED DOLLARS ($102,700), less all deductions authorized or required by law (including withholding taxes) plus payment for out-of-pocket benefits being in the amount of TWENTY THOUSAND DOLLARS ($20,000) less all deductions authorized or required by law (including withholding taxes);

  On or within five (5) business days after the Stipulation and Order of Dismissal is entered, reimbursement of all taxes and penalties imputed to McKenna as a result of Forward’s failure to service McKenna’s 401(k) loan in the amount of ELEVEN THOUSAND DOLLARS ($11,000), less all deductions authorized or required by law (including withholding taxes);

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  Thirty-five thousand (35,000) restricted shares of Forward stock due pursuant to McKenna’s previous Equity Grant Agreements (“EGA”), signed between Forward and McKenna, transferred to McKenna with immediate vesting; and

  On or within five (5) business days after the Stipulation and Order of Dismissal is entered, payment in the amount of FOUR THOUSAND THIRTY-EIGHT DOLLARS AND EIGHTY CENTS ($4,038.80), less all deductions authorized or required by law (including withholding taxes) in lieu of the five (5) days of accrued paid time off that was not paid at the time of McKenna’s termination.

b.  Employment Contract.  Forward has offered that McKenna resume his position as “Chief Financial Officer.”  However, McKenna hereby irrevocably rejects Forward’s offer of employment to pursue other opportunities.

c.  Press Releases.  Forward shall issue the press release annexed hereto as Exhibit A at 9 AM (Eastern Standard Time) on February 17, 2015.

d.  Health Insurance.  Forward will provide McKenna with group health insurance of the type referred to in the Amended Employment Agreement, Section 3(f), until the earlier of (i) one year from the date of this Agreement and (ii)  procurement of other health insurance from another employer.

All payments shall be made in good funds of United States currency, by wire transfer as follows:

Bank Name:	Wells Fargo Bank, N.A.
ABA Number:	121000248
Bank Address:	1156 Avenue of the Americas New York, NY 10036
Beneficiary:	#############
Account Number:	#############

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                        2. Dismissal with Prejudice.  Simultaneously with the full execution of this Agreement, the attorneys for the Parties and the attorneys for Johnson, Garrett, King, Gordon, and Chiste shall execute a Stipulation and Order of Dismissal of the Action with prejudice.  The Stipulation and Order of Dismissal with prejudice shall be filed by the attorney for McKenna and shall be entered and effectuated in Civil Action No. 14-CV-6944 (RA/FM).  The Parties agree that the Honorable Ronnie Abrams of the United States District Court for the Southern District of New York retains jurisdiction over enforcing the terms of the Agreement.

                        3. Mutual Release of Claims.  Each Party hereby releases and forever discharges any and all claims, charges, causes of action, suits, debts, dues, and demands whatsoever brought on behalf of any Party, which such Party has, had or may hereafter have against any other Party (and each of their parents, subsidiaries, and affiliates, and the present and former directors, officers, owners, members, shareholders, employees, agents, heirs, beneficiaries, executors, trustees, administrators, successors, assigns, insurers, reinsurers, and the representatives of each of the foregoing), whether known or unknown, arising out of or relating to any matter whatsoever from the beginning of the world to the date of execution of this Agreement, including, but not limited to, any such claims arising out of the Action, any such claims arising at of McKenna’s employment with Forward and any such claims seeking monetary damages, compensatory damages, punitive damages, exemplary damages, injunctive relief, statutorily multiplied damages, attorneys’ fees, interest, costs or any legal, equitable, declaratory, mandatory or other type of relief; provided, however, that this Agreement shall not operate to affect or limit in any way:  (a) any claims and rights that any Party has to enforce this Agreement or seek redress for a breach of this Agreement; (b) any claims and rights that  may accrue after the date of execution of this Agreement; or (c) any claims and rights that any Forward Party may have against any other Forward Party.

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                        4. ADEA Release.

                        a. Without limiting Section 3 and subject to Section 4(b), McKenna hereby releases and forever discharges any and all claims, charges, causes of action, suits, debts, dues, and demands whatsoever, which McKenna has, had or may hereafter have against any other Party (and each of their parents, subsidiaries, and affiliates, and the present and former directors, officers, owners, members, shareholders, employees, agents, heirs, beneficiaries, executors, trustees, administrators, successors, assigns, insurers, reinsurers, and the representatives of each of the foregoing), whether known or unknown, arising out of or relating to any matter whatsoever from the beginning of the world to the date of execution of this Agreement under the Age Discrimination in Employment Act, including, but not limited to, any such claims seeking monetary damages, compensatory damages, punitive damages, exemplary damages, injunctive relief, statutorily multiplied damages, attorneys’ fees, interest, costs or any legal, equitable, declaratory, mandatory or other type of relief; provided, however, that this Agreement shall not operate to affect or limit in any way: (i) any claims and rights that any Party has to enforce this Agreement or seek redress for a breach of this Agreement; and (ii) any claims that  may accrue after the date of execution of this Agreement (the "ADEA Release").

                        b. By separately signing this Agreement with respect to the ADEA Release set forth in Section 4(a), McKenna acknowledges and agrees that McKenna:  (i) has been advised of his right to consult with an attorney prior to executing this Section 4 and that he has availed himself of this right; (ii) has carefully read and fully understands all of the provisions of this Section 4; (iii) is entering into the ADEA Release set forth in Section 4(a) knowingly, freely and voluntarily in exchange for good and valuable consideration to which he would not otherwise be entitled, (iv) has twenty-one (21) calendar days after receipt of this Agreement to consider whether to sign it with respect to this Section 4; and (v) may revoke his consent to this Section 4 (which will not impact the remaining terms of this Agreement) by providing written notice by email to Michael LuetKemeyer at mluetkemeyer@forwardindustries.com at any time during the seven (7) calendar days after McKenna signs with respect to this Section 4, in which case none of the provisions of this Section 4 will have any effect and McKenna will not be entitled to the payments set forth in Section 1(a)(i)(2) of this Agreement.

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                        5. No Admission of Liability. Except as otherwise expressly provided herein, the execution, delivery and acceptance of this Agreement does not constitute and shall not be construed as an admission of liability or wrongdoing whatsoever on the part of any Party, and no portion of this Agreement can be used as an admission of any liability or wrongdoing in any legal or administrative forum.

                        6. Representations and Warranties.

                        a. No Assignment.  Each of the Parties represents and warrants that it has not assigned any interest in any claim or transaction or occurrence against any other Party to any third party.

                        b. Voluntary Consent.  Each of the Parties represents and warrants that this Agreement is given and executed voluntarily, without any duress or undue influence of any kind or nature.

                        c. Legal Authority and Capacity.  Each of the Parties represents and warrants that the person or persons executing this Agreement has full and complete legal authority and capacity to do so, and thereby binds the party on whose behalf s/he is signing.

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                        d. Independent Counsel. Each of the Parties represents and warrants that it has been represented by counsel of its own choosing with respect to this Agreement and has been counseled and advised with respect to any legal rights and remedies released and waived hereby, or has independently determined not to seek the advice of counsel.

                        7. Modification and Waiver.  This Agreement may not be modified or amended, nor may any right or obligation set forth herein be waived, except in a writing signed by the parties with at least the same formalities as are observed herein.  A waiver as to any particular term shall not operate as a waiver as to any other terms.

                        8. Binding Effect. The provisions of this Agreement shall be binding upon the Parties, their respective heirs, members, managers, directors, officers, shareholders, employees, predecessors, affiliates, former and present, successors, and assigns, and all persons acting by, through, under, or in concert with any of them, including any independent contractors hired by any of them.

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                        9. Choice of Law; Consent to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its conflicts of law principles.  Each of the Parties irrevocably consents to the exclusive jurisdiction of any local or federal court situated in New York County, New York for the adjudication of any dispute arising out of or relating to this Agreement or its performance.

                        10. Entire Agreement.  This Agreement contains the entire agreement between and among the Parties hereto, and fully supersedes any and all prior agreements or understandings pertaining to the subject matter hereof.  Every representation, warranty, and covenant made prior to or contemporaneous with this Agreement is merged into this Agreement, and in entering into the Agreement no Party is relying on any other statement, representation or warranty, written or oral, as inducement or consideration for entering into this Agreement.

                        11. Agreement Drafted By All Parties.  The Parties acknowledge and agree that this Agreement shall be deemed to have been drafted jointly by the Parties hereto.  Ambiguities shall not be construed against the interest of any Party by reason of it having drafted all or any part of this Agreement.

                        12. Headings.  The headings and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this agreement or the intent of any provision hereof.

                        13. Terminology and Construction.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neutral gender, shall include all other genders.

                        14. Counterparts.  This Agreement may be executed in one or more counterparts.  Each signed counterpart shall be deemed an original, and all together shall constitute one and the same instrument.  For the purposes of this Agreement, signatures transmitted by facsimile, by electronic mail in “portable document format” or “PDF” form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same legal effect as physical delivery of the paper document bearing an original signature.

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                        15. Employment Verification:  McKenna agrees that he will direct any third party inquires of employment verification to Forward’s Chief Executive Officer or senior human resources employee.  In response to any such inquiry, Forward agrees that any third party inquiries of employment verification for McKenna will be limited to the time period that McKenna was employed with Forward, his job title(s), job description(s), and statements consistent with Exhibit A hereto.

                        16. Non-Disparagement:   McKenna agrees that he shall not make any disparaging, or negative remarks about Forward  its services, business or employment practices, business affairs or employees.  Forward agrees, for itself only, and not jointly or severally, it shall not make any disparaging or negative remarks about McKenna of any kind whatsoever.

                        17. Opportunity to Cure.  If Forward fails to perform any of its obligations contained in Section 1(a)(i)(2) of the Agreement, McKenna, through its undersigned counsel, will be entitled to immediately declare a default against Forward, and no other Forward Party, and will provide written notice of such default to Forward by letter, which may be transmitted by overnight courier, hand-delivery, or email to Forward’s counsel at:

David Schwartz, Esq. (david.schwartz@skadden.com)

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attorneys for Forward Industries, Inc.

with a copy to Forward at:

Michael LuetKemeyer (mluetkemeyer@forwardindustries.com)

477 Rosemary Ave., Suite 219

West Palm Beach, FL 33401

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Upon receiving proper written notice, Forward shall have five (5) business days to cure any alleged default of this Agreement by payment of the designated monthly installment, plus ten percent (10%) of the then outstanding payment.  In the event Forward does not timely cure, the entire outstanding balance then due to McKenna shall be accelerated and McKenna shall be entitled to receive an amount of (a) $75,000 if such payment was originally due on or before September 1, 2015, or (b) $50,000 if such payment was due after such date.

18.          Future Attorney Fees.  If any legal or equitable action is necessary to enforce or interpret the terms of this agreement, the prevailing Party shall be entitled to a reasonable sum of attorney fees and costs which are actually incurred and paid, in addition to any other relief to which such prevailing Party may be entitled.

19.          Tax Consequences of Settlement.   All Parties have had the opportunity to review the tax consequences of the Agreement, either with a tax professional or affirmatively declining that option.

IN WITNESS WHEREOF, the Parties hereto have executed this Settlement Agreement as of the day and year written below.

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Exhibit A

FOR IMMEDIATE RELEASE

FORWARD SETS RECORD STRAIGHT AND

OFFERS TO REINSTATE JAMES MCKENNA AS CFO

West Palm Beach, FL – February 14, 2015 – Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carry and protective solutions, today announced that it has recently offered to reinstate James McKenna as Chief Financial Officer.  Mr. McKenna, who began his tenure at Forward in 2003, served Forward as its Corporate Controller, then Chief Financial Officer until August 2014.  Unfortunately, and with regrets, Mr. McKenna was unable to accept Forward’s offer of employment due to prior commitments and his pursuit of other opportunities.

Terence Bernard Wise, Forward’s Chairman of the Board of Directors, commented:

“I am very appreciative of the excellent service Mr. McKenna provided during his tenure here at Forward and I sincerely regret that we were not able to bring him back on as our Chief Financial Officer.  Mr. McKenna was a talented and highly respected member of the senior management team who has contributed greatly to Forward’s successes."

“I have worked closely with Mr. McKenna since 2012 and have known him to be a leader who has repeatedly proven his ability to add value.  By way of just one example, our decision to wind-down our retail business and restructure our company to better support our OEM business was based largely on Mr. McKenna’s analysis and guidance, and it was to Mr. McKenna that the board looked to in leading its execution. In doing so, Mr. McKenna went so far as to relocate his family across the country and take a voluntary, yet substantial, reduction in his pay.”

“I am ever grateful to Mr. McKenna for the integrity, conduct, and character he displayed throughout the course of his employment, especially in recent times, under what were trying circumstances.  Although he will be sorely missed here, I wish Mr. McKenna only the best in his future endeavors, where I am confident he will have great success.”

For his part, Mr. McKenna stressed that he "has nothing but the utmost respect for Forward and wishes the company great success."

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Note Regarding Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Forward’s current expectations and projections about its future results, performance, prospects and opportunities.  Forward has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in the 2014 quarter and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  No assurance can be given that the actual results will be consistent with the forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended September 30, 2014 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, Forward undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

About Forward Industries

Incorporated in 1962, and headquartered West Palm Beach, Florida, Forward Industries is a global designer and distributor of mobile device cases and accessories. Forward’s products can be viewed online at www.forwardindustries.com.

Contact:

Forward Industries, Inc.

477 Rosemary Ave., Suite 219

West Palm Beach, FL 3301

Tel: (561) 465-0030

info@forwardindustries.com

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